Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES JANUARY CASH DISTRIBUTION

DALLAS, Texas, January 21, 2020 – Simmons Bank, as Trustee of the Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $0.043114 per unit, payable on February 14, 2020, to unit holders of record on January 31, 2020.

This month’s distribution increased from the previous month due primarily to an increase in the pricing for oil production offset by a decrease in production for both oil and gas and a decrease in the pricing of gas on the Waddell Ranch. This reflects the production month of November. Capital Expenditures increased to reflect end of year facility work. Lease Operating Expenses (LOE) for the Waddell Ranch properties increased this month to reflect increased electricity rates and year end facilities work on the Waddell Ranch for the year. The Texas Royalty Properties saw an increase in the posting of production of oil and gas, primarily due to the timing of receipts in the month of November. Pricing for oil and gas production both increased for the Texas Royalty Properties.

WADDELL RANCH

Production for the underlying properties at the Waddell Ranch was 49,150 barrels of oil and 330,903 Mcf of gas. The production for the Trust’s allocated portion of the Waddell Ranch was 13,009 barrels of oil and 87,452 Mcf of gas. The average price for oil was $60.81 per bbl and for gas was $1.47 per Mcf. This would primarily reflect production and pricing for the month of November for oil and the month of October for gas. These allocated volumes were significantly impacted by the pricing of both oil and gas.

This production and pricing for the Underlying Properties resulted in revenues for the Waddell Ranch Properties of $3,475,878. Deducted from these would be the Lease Operating Expense (LOE) of $1,707,901, taxes of $255,639 and Capital Expenditures (CAPEX) of $342,473 totaling $2,306,013 resulting in a Net Profit of $1,169,865 for the month of December. With the Trust’s Net Profit Interest (NPI) of 75% of the underlying properties, this would result in a net contribution by the Waddell Ranch Properties of $877,398 to this month’s distribution.

ConocoPhillips has advised the Trust of the 2020 budget for the Waddell Ranch reflecting no new drill wells on the Waddell Ranch. Also, base well work of $700,000, gross, ($300,000 net to the trust) and facilities work of $700,000, gross, ($300,000 net to the Trust) bringing a total of $1.4 million, gross, ($600,000 to the trust) of projects for 2020. There are no recompletions planned for the year of 2020.

	Underlying Properties		Net to Trust Sales
	Volumes		Volumes			Average	Price
	Oil (bbls)	Gas (Mcf)	Oil (bbls)	Gas (Mcf)		Oil (per bbl)	Gas (per Mcf)
Current Month
Waddell Ranch	49,150	330,903	13,009	87,452	*	$60.81	$1.47	**
Texas Royalties	25,046	14,854	21,752	12,908	*	$55.62	$4.51	**
Prior Month
Waddell Ranch	51,466	293,012	17,826	119,167	*	$52.70	$1.60	**
Texas Royalties	19,367	13,815	16,283	11,625	*	$53.15	$4.06	**

*	These volumes are the net to the trust, after allocation of expenses to Trust’s net profit interest, including any prior period adjustments.
**	This pricing includes sales of gas liquid products.

TEXAS ROYALTY PROPERTIES

Production for the underlying properties at the Texas Royalties was 25,046 barrels of oil and 14,854 Mcf of gas. The production for the Trust’s allocated portion of the Texas Royalties was 21,752 barrels of oil and 12,908 of gas. The average price for oil was $55.62 per bbl and for gas was $4.51 per Mcf. This would primarily reflect production and pricing for the month of November for oil and the month of October for gas. These allocated volumes were impacted by the pricing of both oil and gas.

This production and pricing for the underlying properties resulted in revenues for the Texas Royalties of $1,460,057. Deducted from these were taxes of $180,913 resulting in a Net Profit of $1,279,145 for the month of December. With the Trust’s Net Profit Interest (NPI) of 95% of the Underlying Properties, this would result in net contribution by the Texas Royalties of $1,215,187 to this month’s distribution.

General and Administrative Expenses deducted for the month were $84,496 resulting in a distribution of $2,009,534 to 46,608,796 units outstanding, or $0.043114 per unit.

The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

The 2019 tax information packets are expected to begin mailing directly to unit holders in early March 2020. A copy of Permian’s 2019 tax information booklet is expected to be posted on Permian’s website by February 28, 2020. In addition to the tax booklet the Permian website also offers two simple calculators for computing the income and expense amounts and the cost depletion. To facilitate unit holder tax preparation, both the income and expense and the depletion calculators are expected to be updated on Permian’s website by late February 2020 for 2019 tax reporting.

Permian’s cash distribution history, current and prior year financial reports, including a summary of reserves as of 1/1/2019, tax information booklets, and a link to filings made with the Securities and Exchange Commission, all can be found on Permian’s website at http://www.pbt-permian.com/.

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Contact: Ron Hooper, Senior Vice President, Simmons Bank, Trustee, Toll Free – 1.855.588.7839